Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Maison Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	3,000,000	(3)	$0.99	$2,970,000	0.00015310	$454.71
	Total Offering Amounts					$2,970,000		$454.71
	Total Fees Previously Paid							$–
	Total Fee Offsets							$–
	Net Fee Due							$454.71

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the “common stock”), of Maison Solutions Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $1.03 and low $0.95 sale prices of our common stock on April 30, 2025, as reported on The Nasdaq Capital Market.

(3)	Represents the maximum number of shares of common stock reserved for issuance under the Maison Solutions 2023 Stock Incentive Plan.